                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, made this 29th day of September, 1995, by and between FOUR CORNERS ABSTRACT CORP., a New York Corporation, whose business address is 370 East Avenue, Rochester, New York (hereinafter referred to as the "Seller") and RYNNE, MURPHY & ASSOCIATES, INC., a New York Corporation, with offices at the Chapin Building, 205 St. Paul Street, Rochester, New York (hereinafter referred to as "Buyer").

                                    RECITALS:

     WHEREAS, Seller is engaged in the business of owning and operating a real estate title search, title insurance and appraisal business, having its principal office in Rochester, New York, and;

     WHEREAS, the Seller desires to sell its appraisal business/division, and;

     WHEREAS, the Board of Directors of the Seller has duly authorized and approved the sale of all assets constituting its appraisal business/division, and;

     WHEREAS, the Buyer owns and operates a real estate appraisal business located in Rochester, New York, and desires to purchase all of the assets of Seller's appraisal business/division, and;

     WHEREAS, the Buyer is authorized to acquire all or any part of the assets and property of the Seller as it relates to the appraisal business/division, and;

     WHEREAS, the Board of Directors of the Buyer has determined that the purchase of Seller's assets as aforementioned is both desirable and consistent with the objectives of the Buyer, and;

     WHEREAS, the Seller desires to sell to Buyer and the Buyer desires to purchase from Seller those certain business assets and property used in conjunction with Seller's appraisal business/division as hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

                         ARTICLE I - PURCHASE AND SALE:

     The Seller does hereby agree to sell, assign and transfer to the Buyer and the Buyer, expressly relying upon the representations and agreements made by the Seller as hereinafter set forth, agrees to purchase from the Seller those business assets set forth in "ARTICLE II" below.


                     ARTICLE II - PURCHASE PRICE AND ASSETS:


     (a) The purchase price for the assets of Seller's appraisal business/division shall be One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) to be allocated as follows:

     (i) For the fixed assets of the appraisal business/division, including but not limited to, equipment and supplies as shown on the attached EXHIBIT "A", the sum of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00);

     (ii) For the customer lists and good will of the appraisal business/division, the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00);

     (iii) For Seller's covenant not to compete as set forth in "ARTICLE V" hereof, the sum of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00).

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                                      -55-

                    ARTICLE III - PAYMENT OF PURCHASE PRICE:

     The purchase price of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) shall be paid as follows:

     (a) By Buyer delivering to Seller a Promissory Note (the "Note") in the amount of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00). The Note shall consist of Part A (the "Guaranteed Portion") and Part B (the "Contingent Portion").

     (i) The Guaranteed Portion of the Note shall be in the amount of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) and shall be paid in ten
(10) quarterly installments of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) all without interest, commencing in the first day of the fourth month following the date of said Note (January 1, 1996);

     (ii) The Contingent Portion of the Note shall be in the amount of One Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($112,500.00) and shall be paid in quarterly installments commencing on the first day of the fourth month following the date of said Note (January 1, 1996). The quarterly installments under the Contingent Portion shall be based upon 19% of the Gross Margin ("Gross Margin") of the Buyer relating to appraisals conducted by the Buyer which were attributable to Seller's appraisal business/division as illustrated in the example set forth below. Appraisals shall not be deemed attributable to Seller's business/division if the customer was a prior client of the Buyer (e.g., The First Mortgage Division of First National Bank is a prior client of the Buyer and any appraisals and revenues generated therefrom would not be attributed to Seller. In contrast to the above, the Home Equity Division of First National Bank is a prior client of the Seller and any appraisals and revenues generated therefrom would be deemed attributable to Seller). Gross Margin as used herein shall be defined as the aggregate of gross revenues received by Buyer for appraisals attributable to Seller less the associated subcontractor or employee labor costs to the Buyer to produce the same.


               EXAMPLE:
              --------

       Gross quarterly appraisal                   $20,000.00
       revenue received by Buyer
       attributable to Seller

       Minus direct labor costs                    -10,800.00
                                                    ---------

       Gross Margin                                $ 9,200.00

       Quarterly payment due (19%
       of Gross Margin)                            $ 1,748.00

     Payments under the Contingent Portion of the Note shall be applied first to interest at the rate of nine percent (9%) per annum and the balance to be applied to the reduction of principal;

     (iii) In the example set forth above, the Buyer would owe the Seller the sum of One Thousand Seven Hundred Forty-Eight and 00/100 Dollars ($1,748.00) for that particular quarter. Notwithstanding the guaranteed payment as determined under subsection (i) above would not be in addition to the contingent payment as determined under subsection (ii) above would not be included in the same. As such, in the example above, the sum of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) would be paid on the Guaranteed Portion and the balance of Four Hundred Ninety-Eight 00/100 Dollars ($498.00) would be paid on the Contingent Portion. In no event will the quarterly payment due the Seller from the Buyer be less than the sum of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00), which is the full guaranteed quarterly payment;

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                                      -56-

     (iv) Notwithstanding any other provision of this Agreement, this Note shall not accrue negative amortization. As such, interest for a particular quarter shall not exceed the balance of the payment due on the Contingent Portion after subtracting out the guaranteed payment. Using the example set forth above, if interest on the Contingent Portion for that particular quarter exceeds the sum of Four Hundred Ninety-Eight and 00/100 Dollars ($498.00), the balance of the accrued interest above Four Hundred Ninety-Eight and 00/100 Dollars ($498.00) shall be forgiven and shall not be added to the principal balance then due under the Note. In addition, the total of the quarterly payments to the Seller under this Agreement shall not exceed Thirty Thousand and 00/100 Dollars ($30,000.00) in any calendar year;

     (v) This Note may be prepaid in whole or in part without the payment of a penalty;

     (vi) This Note may be assumed with the consent of Seller, which shall not be unreasonable withheld.

                     ARTICLE IV - SELLER'S REPRESENTATIONS:


     Seller represents, warrants and covenants as follows:

     (a) Seller is now and on the closing date will be the legal and equitable owner of merchantable title to all of the property and assets being transferred hereunder free and clear of all liens, charges, security interest, encumbrances or other burdens of each and every kind except as would be set forth herein. Notwithstanding, it is understood that the assets to be transferred hereunder are currently subject to a security interest of Marine Midland Bank which will need to be released prior to the time of closing;

     (b) At the time of closing, Seller shall transfer to the Buyer all warranties and guarantees covering any equipment or other items of [personalty] being sold or transferred by the Seller to the Buyer;

     (c) On the closing date, all of the property to be sold and transferred by the Seller to the Buyer will be in good working order and in substantially the same condition the property is in as of the date of this Agreement;

     (d) Seller agrees to indemnify, protect and hold harmless the Buyer and its successors and/or assigns from any competing claims to any of the property or assets being conveyed hereunder;

     (e) There are no Employment Contracts in effect relating to employees of the appraisal business/division of the Seller. Seller further warrants that it will have paid all wages, salaries and other compensation of every kind due and owing to or for the benefit or account of any employee of the appraisal business/division of the Seller through the date of closing;

     (f) Seller warrants that at the time of closing all Federal and State income, withholding, payroll taxes and other taxes of any kind or nature due from the Seller will have been paid in full;

     (g) Seller shall use and exert its best efforts between the date of this Agreement and the date of closing to keep and retain the business of the Seller as the going act of concern;

     (h) The Seller is not a party to any contract or agreement of any nature whatsoever relating to or affecting the assets to be purchased hereunder extending beyond the date of closing of this transfer;

     (i) The Seller is not a party to any loan or credit agreement or any lease or any other agreement or instrument or subject to any charge or restriction which would have a material adverse effect upon its ability to carry out the obligations under this Agreement;

     (j) That from the date of this Agreement, the Seller shall not enter into any contract or any renewal of any contract or incur any liability obligation whatsoever relating to or affecting the assets to be purchased hereunder;


     (k) That the Seller is a corporation duly organized, validity existing and in good standing under the Laws of the State of New York and is possessed with full power and authority to carry on its current business and to own, use and sell its assets and properties. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller;

     (l) Seller warrants that Buyer does not hereby assume or agree to assume and shall not acquire or take over any liabilities or obligations of Seller in regards to the appraisal business/division of Seller, be they direct, contingent or otherwise. Seller agrees to save Buyer harmless from any and all claims in conjunction with this transaction and will fully indemnify the Buyer for any liability incurred by Seller in connection therewith including attorney's fees, costs and disbursements of any legal action;

     (m) All of the representations and warranties contained herein shall be true as of the date of closing and shall be considered as having been made at said closing and shall have survived the closing and be fully enforceable thereafter;

                  ARTICLE V - SELLER'S COVENANT NOT TO COMPETE:

     Provided the Buyer is not in default under the terms and conditions of this Agreement or the Note to be executed hereunder, the Seller covenants that it will not establish or attempt to establish, directly or indirectly, an appraisal business within the State of New York from the date of this closing continuing until five (5) years after payment in full to the Seller under the Note except to the extent set forth herein. Buyer may enforce this covenant not to compete in any manner provided for under the laws of the State of New York, be they legal or equitable remedies.

                      ARTICLE VI - BUYER'S REPRESENTATIONS:

     Buyer warrants and represents the following:

     (a) At time of closing, Buyer shall execute the Note to the Seller containing the terms and conditions set forth in "ARTICLE III" above;

     (b) Buyer is a corporation duly organized and existing under the laws of the State of New York and Buyer has full authority to enter into this Agreement. The Board of Directors of Buyer has duly authorized the execution of this Agreement;

     (c) Buyer shall defend and indemnify the Seller against all liability for appraisals prepared by the Buyer as part of this Agreement. Notwithstanding, Buyer shall not be responsible for any pre-existing work or appraisals performed by the Seller prior to this date of closing;

     (d) Buyer agrees to provide Seller a summary of all invoices for appraisal orders on a quarterly basis which summary shall include a detailed breakdown of Buyer's labor costs.

                  ARTICLE VII - CLOSING AND CLOSING DOCUMENTS:


     (a) The closing for the sale and purchase hereunder shall take place at the offices of Mangione & Roisman, attorneys for the Buyer, at The Chapin Building, 205 St. Paul Street, Rochester, New York on or about September 15, 1995, time being of the essence. At the time of closing, Buyer shall comply with all provisions of payment as hereinbefore stated and Seller shall deliver all necessary documents to give Buyer good marketable title to the assets being transferred hereunder;

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                                      -58-

     (b) Seller shall provide the following documents at or before closing:

     (i) A warranty Bill of Sale from Seller to Buyer for the assets to be purchased hereunder conveying to Buyer good and marketable title of all such assets, free and clear of all liens and encumbrances;

     (ii) Seller's books of accounts and client lists;

     (iii) A copy of the Board of Directors resolution authorizing and carrying out the terms and conditions of this Agreement;

     (iv) Any other documents reasonably requested by counsel for the Buyer.

     (c) Buyer, at or prior to closing, shall deliver the following documents to
Seller:

     (i) The Promissory note recited above;

     (ii) Any further documents reasonably requested by counsel for the Seller.

                             ARTICLE VIII - BROKERS:

     Both parties warrant that no brokers are involved in this transaction and each party agrees to indemnify the other party for any such claims due to their own activities.


                           ARTICLE IX - RISK OF LOSS:

     Seller assumes the risk of loss due to fire, theft or other loss or damage prior to closing and Buyer reserves the right to cancel this Agreement in the event that any of the assets set forth herein are substantially damaged so as to defeat the intended purpose of this Agreement.

                             ARTICLE X - SALES TAX:

     Buyer shall pay the cost of the New York State sales tax on the portion of the purchase price applicable to assets and equipment as shown on Exhibit "A" at the time of closing or within a reasonable time thereafter. Both parties agree to cooperate and comply with all filing requirements as required under the Uniform Commercial Code for the State of New York.


                            ARTICLE XI - TAX STATUS:

     It is understood that none of the parties hereto have made any representations to the other as to the tax status or effect of the transactions contemplated by this Agreement and each has taken separate counsel as to such matters.

                ARTICLE XII - APPLICABLE LAWS AND ENFORCEABILITY:

     This Agreement shall be construed and governed by and enforced in accordance with the laws of the State of New York. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such provision or the validity of any other provision of this Agreement shall be in any way affected thereby.

                          ARTICLE XIII - COUNTERPARTS:

     This Agreement may be executed in several counterparts and any executed copy may be treated as an original.

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                                      -59-

                            ARTICLE XIV - ASSIGNMENT:

     (a) This Agreement may not be assigned by any of the parties, except to the extent set forth herein.

                           ARTICLE XV - MISCELLANEOUS:

     (a) Buyer may, in its sole discretion, offer employment to any or all employees of Seller's appraisal business/division but shall not be required to do so. All such employees who accept Buyer's offer of employment shall be considered new hires by Buyer and Buyer shall establish all terms and conditions relating to their employment. Buyer shall not be bound in any way, shape or manner for continuing benefits and/or pension plans of the Seller. Nothing contained herein shall be deemed to obligate Buyer to any of Seller's employees or to obligate Buyer to pay to said employees any salary accrued prior to the date of said employee's termination with the Seller;

     (b) Seller and Buyer agree that the transactions contemplated hereby are confidential and that they will not disclose to third parties other than their professional advisors, banks/lenders or necessary governmental authorities any of the terms of this Agreement or any document or agreement attached thereto as schedules or exhibits unless otherwise agreed to in writing by the respective parties;

     (c) Upon payment in full to Seller pursuant to the Note, the parties agree to negotiate in good faith to continue a business relationship for the placement, completion and payment of appraisal orders, whereby Seller will receive a commission on a per unit basis if such is permitted under the Uniform Standards of Professional Appraisal Practice ("USPAP"), the Appraisal Institute and New York State;


     (d) It is understood that this Agreement is contingent upon Seller obtaining a release of the security interest held by Marine Midland Bank against the assets to be transferred hereunder;

     (e) All work in progress of Seller shall be completed by Seller and Seller shall retain the fees related thereto.


                              ARTICLE XVI - NOTICE:

     All notices under and by virtue of this Agreement or the documents attached hereto shall be in writing and shall be deemed given when delivered personally to a party or when deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed to the party at its address set forth in this Agreement or at a different address as contained in a written notice sent to all of the parties to this Agreement informing them of a change of said address, together with a copy mailed to the parties respective attorney, as set forth below:

     (a) Seller's attorney - Gallo & Iacovangelo, 30 State Street, Suite 700, Rochester, New York 14614;

     (b) Buyer's attorney - Mangione & Roisman, The Chapin Building, 205 St. Paul Street, Rochester, New York 14604.

     IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.

                                   FOUR CORNERS ABSTRACT


                                   By: /s/ William S. Gagliano, Ex. V.P.
                                       ---------------------------------
                                       Authorized Officer


                                   RYNNE, MURPHY & ASSOCIATES, INC.


                                   By: /S/ John P. Rynne
                                       --------------------------------
                                       John P. Rynne, President

                                   EXHIBIT "A"

                            Assets to be transferred

                    EQUIPMENT SUMMARY FOR APPRAISAL DIVISION

BRANCH/DESCRIPTION                                   Qty.                 VALUE
- ------------------                                   ----                 -----

1.  Syracuse
         Four Drawer File Cabinet                     1                     75
         Two Drawer File Cabinet                      2                    100
         Desk                                         1                     75
         Chair                                        1                     10
         MLS Computer 286 w/ NEC Monitor              1                    200
         IBM Computer 425SX w/ HP Monitor             1                  1,000
         HP Rugged Writer Printer                     1                    600
         Toshiba Portable PC                          1                    200
         HP Laserjet IIP+ Printer                     1                    350

2.  Buffalo
         Five Drawer File Cabinet                     3                    225
         Four Drawer File Cabinet                     1                     75
         Two Drawer File Cabinets                     2                    100
         Bookcase - 2 Ft Wide / 5 Shelves             1                     50
         Bookcase - 3 Ft Wide / 4 Shelves             1                     50
         Wood Desk - 6 Drawer                         1                     75
         Wood Desk - 3 Drawer                         1                     75
         Wood Desk - 2 Drawer                         1                     75
         Standard Metal Desk                          4                    300
         Desk Chair w/ Coasters                       2                     50
         Desk Chair - Wooden                          4                     40
         GBC Binding Machine                          1                    100
         Paper Cutter - Boston 2612                   1                     25
         Folding & Wooden Tables                      3                     75
         Printer Stand                                1                     25
         Zenith 386SX PC w/ Monitor                   1                    600
         Hyundai 286E PC w/ Monitor                   2                    400
         500 Meg. PC w/ Monitor                       1                    550
         Sharp 8100 Copier w/ Stand                   1                    600
         Fax Machine - Ricoh Fax 09                   1                    150
         Panasonic KX-P1624 Printer                   1                    100
         Panasonic KX-E700 Typewriter                 1                     50
         Royal Alpha 620C Typewriter                  1                     50
         Heavy Duty Utility Heater                    1                     50
         Calculator - TI 503011                       1                     25
         Heavy Duty Stapler #7-93100                  1                     25
         Extra GoldStar Monitor/Keyboard              1                     25
         Bronze Print Director                        1                    100

         Buffalo/Erie County Wall Map                 1                     25
         Three Part Form Holder                       1                     10
         HP Laserjet IIIIP                            1                    400


3.  Rochester
         Five Drawer Lateral Files                    2                    150
         Four Drawer Filing Cabinets                  4                    300
         Two Drawer Filing Cabinet                    3                    150
         Secretary Desks                              4                    300
         Printer Stand                                2                     50
         Typing Stand                                 1                     25
         Miscellaneous Tables                         4                    100
         Bookcase - 4 Shelves                         1                     50

         Rolling Two Door Cabinet                     1                     25
         Epson Equity 286 PC w/ Monitor               1                    200
         Hyundai 286 PC w/ Monitor                    1                    200
         IBM 425SX PC w/ Monitor                      1                  1,000
         Epson 286 PC w/ Monitor                      1                    200
         Compaq 386 PC w/ Monitor                     1                    600
         IBM Selectric II Typewriter                  1                     50
         Chairs                                       3                     30
         HP Rugged Writer Printer                     1                    600
         Murata F-40 Fax Machine                      1                    500
         Modem - Robotics                             1                    200
         Printer Director                             1                    100
         Toshiba Portable PC                          1                    200
         HP Laserjet IIP Printer                      1                    350
         HP Laserjet IIIP Printer                     1                    350

                                                                        ------
                                                                        12,840
                                                                        ======